DOMAIN NAME PURCHASE AGREEMENT

THIS DOMAIN NAME PURCHASE AGREEMENT is made as of the 13th day of September, 2013 (the “Agreement”), between GAME PLAN HOLDINGS, INC., a Nevada corporation (“Purchaser”), and STEVE MANDELL, an individual resident of Illinois (“Seller”). Each or both of which may hereinafter be referred to as the Party or Parties, respectively.

RECITALS

WHEREAS, Seller owns all right, title, and interest in and to, and possesses all rights necessary to use on the internet the domain name, gameplan.com (the “Domain Name”);

WHEREAS, Seller has agreed to sell and Purchaser has agreed to purchase all of the right, title, and interest of Seller in and to the Domain Name;

NOW, THEREFORE, in consideration of the mutual covenants, promises, and agreements contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

AGREEMENT

1.

Purchase and Sale. Seller hereby agrees to sell, transfer, assign, and convey to Purchaser all of the right, title, and interest of Seller in and to the Domain Name and all internet traffic to the Domain Name.  Seller is selling the Domain Name free and clear of all liens and encumbrances.

2.

Consideration. As consideration for the sale of the Domain Name, Purchaser shall provide Seller with the following:

a.

Cash. A single cash payment of $20,000.00 (U.S. Dollars) (“Cash Payment”) payable upon execution of this Agreement which shall be nonrefundable; and

b.

Stock. 150,000 shares of Purchaser’s common stock (the “Shares”). In the event the Seller has not sold Shares prior to 18 months from the date of this Agreement, then the Seller shall have the option of putting those unsold Shares to the Company at the price of $1 per share which shall be payable 18 months from the date of this Agreement (the “Put Option”).  Such notice must be provided in accordance with the terms of this Agreement no later than 18 months from the date of this Agreement (the “Put Expiration”).  In the event no notice of exercise is provided prior to the Put Expiration, then the Seller shall have elected to sell the Shares in the market and the Put Option shall expire.

1) Reversion.  So long as the Put Option is outstanding and the Seller continues to hold Shares, in the event of the Purchaser becoming insolvent, files bankruptcy or is dissolved the domain name subject to this Agreement will revert back to the Seller for his exclusive use. Seller will not be responsible for any liabilities arising from the domain name while owned by the Purchaser.

2)

UCC filing.  Upon execution of this Agreement, Purchaser will prepare and record a UCC filing securing the obligation of Purchaser under the Put Option.  Upon the sale of all Shares either in the market or through the exercise of the Put Option, such UCC shall be expunged and of no further force and effect.

c.

This Agreement will be binding upon any future owner of the Purchaser or the domain name until sale of all Shares either in the market or through the exercise of the Put Option.

3.

Escrow of Cash Payment. The Parties agree utilize Escrow.com’s Domain & Website Escrow service. Upon execution of this Agreement, Purchaser shall send the Cash Payment to Escrow.com. Escrow.com shall act as escrow agent for the transaction contemplated by this Agreement in accordance with Escrow.com’s standard terms. Purchaser shall instruct Escrow.com to release the Cash Payment to Seller upon the Domain Name being transferred to Purchaser as reflected in the Whois records for the Domain Name. A different escrow agent may be used upon mutual agreement of the Parties.

4.

Seller to Cease Use of Domain Name. Seller covenants that Seller has ceased use of the Domain Name.

5.

Representations and Warranties of Seller. Seller represents and warrants to Purchaser as follows, and acknowledges that Purchaser is relying upon these representations and warranties in entering into this Agreement and the purchase of the Domain Name:

a.

Ownership. Seller is the owner of all right, title, and interest in the Domain Name and has the power to dispose of the Domain Name. Seller has made all necessary filings that are necessary to own, maintain, and use the Domain Name.

b.

Power to Transfer. Seller has good and sufficient power, authority, and right to enter into and deliver this Agreement and to carry out the transactions and perform each of its obligations provided herein. Seller has good and sufficient power, authority, and right to transfer the legal and beneficial title, and ownership of the Domain Name to Purchaser free and clear of all liens, encumbrances, claims, and charges.

c.

No Other Agreement to Transfer Domain Name. There is no contract, commitment, option, or any other right of any person binding upon, or which at any time in the future may become binding upon, Seller to sell, transfer, assign license, or in any other way dispose of or encumber the Domain Name other than pursuant to the provisions of this Agreement.

d.

Title to Domain Name. Seller is the sole beneficial and registered owner of the Domain Name, with good and marketable title thereto, free and clear of any license, lien, charge, or encumbrance and has the right to sell, transfer, and convey the Domain Name to Purchaser.

e.

No Infringement. Seller has not received any threats of legal action or been made a party to any legal action for transfer of the Domain Name and/or damages in connection with a claim for trademark infringement or cybersquatting.

f.

Accredited. Seller is an “Accredited Investor” as defined in Regulation D of the Securities Act of 1933 (the “Act”), meaning that Seller has an individual net worth, or a joint net worth with Seller’s spouse, at the time of this Agreement exceeding $1,000,000.00, excluding the value of the primary residence of Seller. Alternatively, Seller is an “Accredited Investor” if he has income exceeding $200,000.00 in each of the two most recent years or joint income with a spouse exceeding $300,000.00 for those years and a reasonable expectation of the same income level in the current year.

g.

No Securities Law Registration. Seller has been advised and acknowledges that none of the Shares to be issued under this Agreement have been registered under the Act or the relevant state securities laws but are being offered and sold pursuant to exemptions from such laws and that Purchaser’s reliance upon such exemptions is predicated in part on Seller’s representations to Purchaser as contained herein. Seller represents, warrants, covenants, and agrees that the Shares are being acquired for his own account and for investment and without the intention of reselling or redistributing any of the Shares and that he has made no agreement with others regarding any of such Shares, and that his financial condition is such that it is not likely that it will be necessary to dispose of the Shares in the foreseeable future. Seller further represents, warrants, covenants, and agrees that if, contrary to his foregoing intentions, he should later desire to sell, assign, pledge, transfer or otherwise dispose of the Shares in any manner, he cannot do so without first obtaining (i) the opinion of counsel satisfactory to Purchaser that such proposed disposition or transfer lawfully may be made without the registration of such Shares pursuant to the Act, and applicable state securities laws, or (ii) the registration of the Shares. Seller further represents that he understands and agrees that, until registered under the Act, or transferred pursuant to the provisions of Rule 144 thereunder, or any similar provision as promulgated by the Securities and Exchange Commission, the Shares,

whether upon initial issuance or upon any transfer thereof, shall  bear a legend, prominently stamped or printed thereon, indicating that the Shares have not been registered and that they may not be sold, offered for sale, mortgaged, pledged, or otherwise transferred without an effective registration statement or an opinion of counsel that registration is not required.

6.

Time is of the Essence. Time is of the essence with respect to the performance of the duties and obligations hereunder.

7.

Headings. Section headings used in this agreement are for convenience of reference only and shall not in any way affect the interpretation of any section of this Agreement or of the Agreement itself.

8.

Entire Agreement and Amendment. This Agreement constitutes the entire agreement with respect to the subject matter contained herein and supersedes all previous communications and agreements between the parties pertaining to the subject matter hereof, whether written or oral. The terms of this Agreement may not be modified, waived, amended, discharged, terminated, or supplemented, or otherwise changed, except by a written document executed by an authorized representative of each Party.

9.

Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original of this Agreement, but all of which together shall constitute one and the same instrument.

10.

Notice. All notices or other communications required or permitted hereunder shall be made in writing and shall be deemed to have been duly given if delivered:  (a) by hand; (b) by a nationally recognized overnight courier service; or (c) by email.  The date of notice shall be deemed to be the earlier of: (i) actual receipt of notice by any permitted means, or (ii) five business days following dispatch by overnight delivery service.  Seller shall be obligated to notify Purchaser in writing of any change in Seller’s address.

Notices to:

Game Plan Holdings, Inc.

80 Broad Street, PH 1502

Boston, MA 02110

a@gameplannutrition.com

With Copy to:

Horwitz, Cron & Armstrong

26475 Rancho Parkway South

Lake Forest, CA 92630

Attn: Lawrence Horwitz, Esq.

lhorwitz@hcalaw.biz

Notices to:

Seller at address that appears on signature page

11.

Forum and Governing Law. The Parties agree that any dispute, controversy, or claim between Purchaser and Seller based on, arising out of, or relating to this Agreement, or termination of the same, shall be settled by final and binding arbitration in Orange County, California, administered by the American Arbitration Association (“AAA”). This Agreement shall be construed in accordance with the laws of the State of California without reference to the conflict of laws provisions thereof, and judgment upon any resulting arbitration award may be entered in any court of competent jurisdiction.

12

Attorneys’ Fees. If any action or arbitration is necessary to enforce the provisions of this Agreement, including any claims or demands, or to interpret this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs, and necessary disbursements in addition to any other relief to which it may otherwise be entitled.

13.

Acknowledgment. Seller acknowledges that she has had the opportunity to consult legal counsel concerning this Agreement, that Seller has read and understands this Agreement, that Seller is fully aware of its legal effect, and that Seller has entered into it freely based on Seller’s own judgment and not on any representations or promises other than those contained in this Agreement.

[signature page follows]

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first written above.

GAME PLAN HOLDINGS, INC. By: /s/ Andrew Bachman ANDREW BACHMAN, its Chief Executive Officer

Seller:

/s/ Steve Mandell

Steve Mandell

Address  343 W. Huron Suite 230

Chicago, Illinois 6065